Exhibit 99.1

CCG Investor Relations

Crocker Coulson, President

Tel: +1-646-213-1915

Email: crocker.coulson@ccgir.com

Orient Paper, Inc.

Winston Yen, CFO

Phone: +1-562-818-3817

Email: info@orientpaperinc.com

Orient Paper Inc. Announces Second Quarter 2012 Results

BAODING, Hebei, China – August 9, 2012, Orient Paper, Inc. (AMEX: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in northern China, today announced financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Highlights

•	Revenue declined 14.5% year-over-year to $35.5 million
•	Gross profit was $5.8 million with gross margin of 16.3%
•	Operating income declined 37.0% year-over-year to $5.0 million
•	Net income was $3.6 million, or $0.20 per fully diluted share
•	EBITDA, a non-GAAP measurement, decreased 21.8% year-over-year to $7.2 million
•	Corrugating medium paper tonnage sales grew 116.2% year-over-year
•	Monthly production of corrugating medium paper produced by the new 360,000 tonnes/year production line reached 18,000 tonnes in June 2012.
•	In June 2012, Orient Paper’s Board of Directors declared a quarterly cash dividend of $0.0125 per share
•	In June 2012, Orient Paper reached a proposed settlement of the securities class action lawsuit pending against the Company and certain current and former officers and directors of the Company

“During the second quarter we became aware of certain malfunction of the biological treatment process at our water treatment plants. We promptly replaced the damaged parts and resumed operation of our production lines. However while resolving this we observed a 17 day voluntary shutdown of our major production lines, resulting in loss of production and revenue. We also faced pricing pressure for both our offset printing paper and corrugating medium paper products which impacted our revenue and margin performance,” stated Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper. “Our new 360,000 tonnes per year corrugating paper production line is ramping up productivity and was operating at 56% monthly capacity in July 2012. We anticipate the run rate utilization to improve significantly after the new 75-ton boiler is up and running, which we now estimate will occur by the end of August 2012,” added Mr. Liu.

Second Quarter 2012 Financial Results

For the quarter ended June 30, 2012, revenue was $35.5 million, down 14.5% from $41.5 million during the same period in 2011.

Revenue from corrugating medium paper was $21.6 million in the second quarter of 2012, representing an increase of 95.5% compared to $11.0 million in the year ago period. The Company sold a total of 58,384 tonnes of corrugating medium paper during the second quarter of 2012, up 116.2% compared to the year ago period.

Since December 2011, Orient Paper began selling corrugating medium paper produced from its new 360,000 tonnes paper production line. Of the total corrugating medium paper sold during the second quarter, 38,000 tons, or 65.1%, were produced from the Company’s new production line. The ASP for corrugating medium paper decreased 9.6% year-over-year to $408/ton in the second quarter of 2012.

Revenue from medium-grade offset printing paper was $12.1 million for the three months ended March 31, 2012, down 57.2% from $28.3 million for the comparable period in 2011. The Company sold a total of 16,615 tonnes of offset printing paper during the second quarter of 2012, a decrease of 52.3% compared to the year ago period. The ASP of offset printing paper products decreased 10.1% from $810/ton in the second quarter of 2011 to $728/ton in the second quarter of 2012. The Company experienced lower tonnage sales of offset printing paper due to the temporary shutdown of operations due to certain malfunction at the Company’s water treatment plants and the suspension of sales of third-party offset printing paper since January 2012, which sales offered an unattractive gross profit margin as a result of decline in ASP.

Revenue from the Company’s digital photo paper products decreased 16.7% year-over-year to $1.9 million, or 5.3% of total revenue during the second quarter of 2012. Sequentially, revenue from the Company’s digital photo paper products increased to $1.9 million compared to $1.6 million in the prior quarter. The year-over-year decline in digital photo paper revenue was mainly due to softening customer demand and weak economy. In the second quarter of 2012, the Company sold a total of 489 tons of digital photo paper compared with 556 tons sold in the second quarter of 2011 and 398 tons sold in the previous quarter.

Gross profit decreased 34.3% year over year to $5.8 million. Overall gross margin declined slightly to 16.3% from 21.2% for the same period last year. The decline in gross profit was mainly due to the temporary shutdown of operations due to certain malfunction at the Company’s water treatment plants and decline in average selling prices of offset printing paper and corrugated medium paper products. Additionally, the Company’s new 360,000 tonnes/year production line contributed to lower than average gross margin since it was running at approximately 42.2% of its designed annual capacity during the quarter. The Company expects the gross profit margin of this new line may continue to be lower than average until the run rate utilization reaches approximately 60% of the designed capacity, or 21,600 tonnes per month.

Selling, general and administrative expenses (“SG&A”) were $0.69 million, down 4.7% from $0.72 million in the second quarter of 2011. The decrease in SG&A expenses was mainly a result of lower legal expenses incurred in the second quarter of 2012 compared to the year ago period.

Operating income declined 37.0% to $5.1 million, or 14.4% of the revenue, from $8.1 million, or 19.5% of the revenue, in the second quarter of 2011.

Excluding the impact of income tax expenses, interest expenses, and depreciation and amortization, EBITDA, a non-GAAP measurement, was $7.2 million, down 21.8% from $9.2 million in the second quarter of 2011. *(Refer to Table 1 for a discussion of non-GAAP financial measures, including the reconciliation EBITDA to net income).

Net income was $3.6 million, down 38.4% from $5.9 million in the same period last year. Basic and diluted earnings per share for the second quarter of 2012 were $0.20 compared to $0.32 for the same period a year ago. Weighted average shares used in the calculation of diluted earnings per share were 18,459,755 in the second quarter of 2012 compared to 18,350,186 in the second quarter of 2011.

Six Months Results

Revenue for the first six months of 2012 was $69.9 million, down 6.5% from the first six months of 2011. Gross profit was $13.5 million, down 18.3% from gross profit of $16.6 million in the comparable period a year ago. Gross margin was 19.4%, compared to 22.2% in the prior year period. Operating income was $11.8 million, down 20.9% from $14.9 million in the first six months of 2011. EBITDA was $15.9 million, down 7.4% from $17.1 million in the first six months of 2011. Net income was $8.3 million, down 22.6% from approximately $10.7 million in the first six months of 2011. Diluted earnings per share were $0.45 for the first six months of 2012 compared to $0.58 in the first six months of 2011.

Financial Condition

As of June 30, 2012, Orient Paper had $6.2 million in unrestricted cash, as compared to $4.2 million at the end of 2011. Working capital was $8.8 million at the end of June 30, 2012. The Company had $2.8 million in short-term debt as well as $1.6 million in long term debt. As of June 30, 2012, shareholders’ equity totaled $136.7 million compared to $127.5 million at the end of 2011.

In the first six months of 2012, Orient Paper generated net cash flow from operating activities of $13.9 million, representing an increase of 1.3%, from $13.7 million for the comparable period in 2011. The Company used $11.4 million in cash towards the construction of employee dormitories, ancillary facilities of the new 360,000 tonnes per year corrugating medium paper production line, facilities to house a new 75-tonne boiler, and additional power substation equipment.

Business Outlook

Orient Paper is in the process of ramping up the new production line. Currently, the production speed is limited by the steam pressure of the production line and the Company anticipates that when its new boiler is completed in August 2012, the machine speed will be significantly improved. During the second quarter of 2012, the new production line was operating at approximately 42.2% capacity, despite the temporary shutdown in production. Orient Paper estimates the annual production quantity from the new 360,000 tonnes/year production line to be approximately 192,000 tonnes for the year of 2012.

Mr. Liu concluded, “We continue to expect our new production line to make a sizeable contribution to increasing our sales volume and market share in 2012. However, we expect selling prices to remain under pressure in the third quarter of 2012 due to the economic slowdown throughout China, caused by economic turmoil in Europe and the Chinese government’s effort to cool off the domestic construction activities.”

Based on a more conservative outlook of the market demand and the continuing pressure on the selling price, Orient Paper adjusts its 2012 guidance to revenues of between $159 million and $176 million, gross profit to be between $29 million and $32 million, net income to be between $18 million and $20 million, and basic and diluted earnings per share to be between $0.98 and $1.08.

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on Friday, August 10, 2012, to discuss the financial results for the second fiscal quarter ended June 30, 2012.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 866 395 5819. International callers should dial +1 706 643 6986. The conference call ID number is 1524 1613.

If you are unable to participate in the call at this time, a replay will be available starting on Friday, August 10, 2012 at 10:00 Eastern Time, through Friday, August 24, 2012. To access the replay, dial +1 855 859 2056. International callers should dial +1 404 537 3406. The conference ID number is 1524 1613.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a one year replay will be available shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. (“Baoding Shengde”), and Hebei Baoding Orient Paper Milling Co., Ltd (“HBOP”). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company’s product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company’s ability to introduce new products; the Company’s ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

– Financial Tables Follow –

Use of Non-GAAP Financial Measures

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

* Table 1

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Net Income	3,610,790	5,860,950	8,292,481	10,713,874
Add: Income Tax	1,273,977	2,104,140	3,100,628	3,975,157
Add: Net Interest Expense	214,767	123,881	414,925	242,801
Add: Depreciation and Amortization	2,091,447	1,104,155	4,050,749	2,189,099
EBITDA	7,190,981	9,193,126	15,858,783	17,120,931

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2012 AND 2011

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues	$35,521,672	$41,534,386	$69,930,671	$74,759,605

Cost of sales	(29,736,008)	(32,725,129)	(56,391,835)	(58,178,640)

Gross Profit	5,785,664	8,809,257	13,538,836	16,580,965

Selling, general and administrative expenses	(686,130)	(719,679)	(1,730,802)	(1,579,965)
Loss from disposal of property, plant and equipment	-	(607)	-	(69,168)

Income from Operations	5,099,534	8,088,971	11,808,034	14,931,832

Other Income (Expense):
Interest income	5,994	13,108	10,710	24,254
Interest expense	(220,761)	(136,989)	(425,635)	(267,055)

Income before Income Taxes	4,884,767	7,965,090	11,393,109	14,689,031

Provision for Income Taxes	(1,273,977)	(2,104,140)	(3,100,628)	(3,975,157)

Net Income	3,610,790	5,860,950	8,292,481	10,713,874

Other Comprehensive Income:

Foreign currency translation adjustment	92,341	1,792,556	761,834	2,456,054

Total Comprehensive Income	$3,703,131	$7,653,506	$9,054,315	$13,169,928

Earnings Per Share:
Basic and Fully Diluted Earnings per Share	$0.20	$0.32	$0.45	$0.58

Weighted Average Number of Shares
Outstanding - Basic and Fully Diluted	18,459,755	18,350,186	18,453,754	18,348,464

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011

(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS

Current Assets
Cash and cash equivalents	$6,158,692	$4,165,446
Accounts receivable (net of allowance for doubtful accounts of $60,339 and $76,752 as of June 30, 2012 and December 31, 2011, respectively)	3,053,734	3,820,696
Inventories	8,590,193	10,007,928
Prepayments and other current assets	4,506,406	5,071,215
Total current assets	22,309,025	23,065,285

Prepayment on property, plant and equipment	-	7,241,472

Property, plant, and equipment, net	129,508,509	114,651,107

Total Assets	$151,817,534	$144,957,864

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term bank loans	$2,771,487	$2,833,619
Current portion of long-term loan from credit union	4,165,149	-
Loan from a related parties	2,313,149	2,499,312
Accounts payable	737,644	2,766,554
Accrued payroll and employee benefits	235,848	308,290
Other payables and accrued liabilities	2,381,894	1,589,541
Income taxes payable	925,336	1,744,253
Total current liabilities	13,530,507	11,741,569

Loan from credit union	1,559,951	5,690,852
Total liabilities	15,090,458	17,432,421

Commitments and Contingencies

Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 18,459,775 and 18,350,191 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	18,460	18,350
Additional paid-in capital	46,135,975	45,758,020
Statutory earnings reserve	5,863,442	5,863,442
Accumulated other comprehensive income	12,204,401	11,442,567
Retained earnings	72,504,798	64,443,064

Total stockholders' equity	136,727,076	127,525,443

Total Liabilities and Stockholders' Equity	$151,817,534	$144,957,864

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(Unaudited)

	Six Months Ended
	June 30,
	2012	2011

Cash Flows from Operating Activities:
Net income	$8,292,481	$10,713,874
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,050,749	2,189,099
Loss from disposition of property, plant and equipment	-	69,168
(Recovery from)/allowance for bad debts	(16,875)	19,656
Stock-based expense for service received	378,065	30,369
Changes in operating assets and liabilities:
Accounts and notes receivable	806,855	(727,352)
Prepayments and other current assets	594,872	(358,551)
Inventories	1,478,010	1,426,046
Accounts payable	(2,045,625)	957,157
Accrued payroll and employee benefits	(73,871)	18,752
Other payables and accrued liabilities	1,247,500	(787,118)
Income taxes payable	(829,437)	155,932
Net Cash Provided by Operating Activities	13,882,724	13,707,032

Cash Flows from Investing Activities:
Prepayment/deposit for purchase of property, plant and equipment	(4,263,157)	(132,433)
Refund of prepayment for purchase of property, plant and equipment	3,111,240	-
Purchases of property, plant and equipment	(10,245,764)	(22,348,549)
Proceeds from disposal of property, plant and equipment	-	743
Net Cash Used in Investing Activities	(11,397,681)	(22,480,239)

Cash Flows from Financing Activities:
Proceeds from related party loans	500,000	-
Repayment of related party loans	(700,000)	-
Proceeds from bank loans	1,979,696	7,524,956
Repayments of bank loans	(2,058,884)	(4,023,516)
Dividends paid	(230,747)	-
Net Cash (Used in)/Provided by Financing Activities	(509,935)	3,501,440

Effect of Exchange Rate Changes on Cash and Cash Equivalents	18,138	202,785

Net Increase/(Decrease) in Cash and Cash Equivalents	1,993,246	(5,068,982)

Cash and Cash Equivalents - Beginning of Period	4,165,446	11,348,108

Cash and Cash Equivalents - End of Period	$6,158,692	$6,279,126

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$357,974	$262,101
Cash paid for income taxes	$3,930,064	$3,819,225

###